EXHIBIT 10.18

January 27, 2004

Don Detampel
369 Steele Street
Denver, CO 80206

Dear Don:

     Raindance Communications, Inc. (“Company”) is very pleased to offer you employment as our Chief Executive Officer. This letter (“Agreement”) states the complete terms and conditions of your offer. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.

     1.     Employment. You shall serve the Company in the capacity of President and Chief Executive Officer. You will commence employment with the Company on a part time basis on January 28, 2004 (“Employment Start Date”). Effective February 2, 2004, you will become a full time employee of the Company.

     2.     At-Will Employment. Except as expressly provided herein, it is understood and agreed by the Company and you that this Agreement does not contain any promise or representation concerning the duration of your employment with the Company. You specifically acknowledge that your employment with the Company is at-will and may be altered or terminated by either you or the Company at any time, with or without cause and/or with or without notice. The nature, terms or conditions of your employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in writing signed by you and approved by the Board of Directors of the Company (the “Board of Directors”).

     3.     Duties. As of February 2, 2004, you shall render exclusive, full-time services to the Company as its Chief Executive Officer. You shall also continue to be a voting member of the Company’s Board of Directors and you shall retain such position in accordance with the provisions of the Company’s charter documents. You understand and agree that in the event that you are no longer acting as Chief Executive Officer, regardless of reason, you voluntarily agree to take all steps necessary to resign your position as a member of the Board of Directors, unless otherwise requested by the Company to remain on the Board of Directors. You shall report to the Board of Directors. You shall perform services under this Agreement primarily at the Colorado office of the Company, and from time to time at such other locations as is necessary to perform the duties of Chief Executive Officer under this Agreement. During your employment with the Company you shall devote your best efforts and your full business time, skill and attention to the performance of your duties on behalf of the Company, except with respect to the duties you perform as a member of the boards of directors of no more than two outside companies pre-approved by the Board of Directors on which boards you may serve provided that your service on these boards does not adversely affect your ability to fulfill your responsibilities as Chief Executive Officer of the Company. As of your Employment Start Date, the Board of Directors has approved your membership on the Inflow and Masergy boards of directors.

     4.     Policies and Procedures. You agree that you are subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. You further agree and acknowledge that any written or oral policies and procedures of the Company do not constitute contracts between the Company and you.

     5.     Base Salary. For all services rendered and to be rendered hereunder, the Company agrees to pay to you, and you agree to accept a salary of $290,000 per annum (“Base Salary”) which will be paid bi-weekly in accordance with normal Company payroll practices and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with you. Your Base Salary shall be subject to annual review and adjustment by the Compensation Committee of the Board of Directors.

     6.     Stock Options. Subject to approval by the Board of Directors, the Company shall grant you one or more options (each an “Option,” and collectively the “Option(s)”) to purchase an aggregate of Two Million (2,000,000) shares of the Company’s common stock. The shares subject to the Option(s) shall have an exercise price equal to the fair market value of the stock at the close of business on the day prior to your Employment Start Date. The shares subject to the Option(s) shall vest pursuant to a four-year vesting schedule, which shall provide that 25% (12/48) of the shares subject to the Option(s) shall become vested after you have completed 12 months of continuous service with the Company, and one forty-eighth (1/48th) of the shares subject to the Option(s) shall vest for each month of service thereafter. To the maximum extent possible, the Option(s) shall be incentive stock options as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. To the extent that any portions of the Option(s) do not qualify as incentive stock options under Section 422 of the Code, those portions of the Option(s) shall be treated as nonstatutory stock options. The Option(s) shall be subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan (the “Plan”), the Company’s form stock option agreement and stock option grant notice.

     7.     Restricted Stock Grant. Subject to approval by the Board of Directors, on your Employment Start Date, the Company shall grant you a 275,000 share Restricted Stock Award pursuant to the Company’s Plan. The shares subject to the Restricted Stock Award shall vest pursuant to the following schedule: a) 50,000 shares shall vest in full on the Employment Start Date; b) 100,000 shares shall vest in full after you have completed 24 months of continuous service with the Company; and c) 125,000 shares shall vest in full after you have completed 37 months of continuous service with the Company. You shall, at your discretion, either elect to pay the Company or instruct the Company to withhold shares equal to the amount required to satisfy the Company’s withholding obligations pursuant to applicable federal and state laws. For purposes of determining the number of shares to be withheld, if any, the Company’s common stock shall be valued using the average of the high and low sales price of the Company’s common stock as reported on NASDAQ for the last trading day prior to the applicable vesting date.

     8.     Variable Incentive Bonus. You shall be eligible to receive an annual performance bonus of up to 100% of your Base Salary (“Bonus”), payable 60% in cash, less standard payroll deductions and withholdings, and 40% in the Company’s common stock, based upon your achievements of certain milestones and performance objectives established by you and the Company (“Variable Incentive Bonus Plan”). The financial and other objectives shall be determined by mutual agreement between you and the Board of Directors (or the Compensation Committee of the Board of Directors) within forty-five (45) days of your Employment Start Date and within the first thirty (30) days of each Company fiscal year thereafter. The Board of Directors (or the Compensation Committee of the Board of Directors), shall determine, in its sole discretion, the actual bonus amount payable to you, if any, based upon achievement of such objectives at the end of each fiscal year. The number of shares of Company common stock that you shall be entitled to receive, if any, shall be determined by dividing the cash equivalent of 40% of the Bonus by the average of the high and low sales price of the Company’s common stock as reported on NASDAQ on the last trading day of the Company’s fiscal year in which the Bonus is being determined. (By way of example only, if you earned a $100,000 Bonus in FY 2004, 40% of the Bonus or $40,000 would be paid in Company common stock. If the average of the high and low sales price for the last trading day of FY 2004 was $4.00 per share, you would receive 10,000 shares of Company common stock). You must be employed by the Company at the time of the determination of the Bonus, if any, in order to be eligible for receipt of the Bonus. As long as you remain continuously employed by the Company, you agree to hold all shares of the Company’s common stock you receive through the Variable Incentive Bonus Plan, if any, for a period of twenty-four (24) months following the date of the award of the related shares, provided, however, the Compensation Committee of the Board of Directors will review reasonable requests made by you for earlier sale of such shares for bona fide reasons.

     9.     Potential Additional Stock Options. On each anniversary of your Employment Start Date, the Compensation Committee of the Board of Directors shall review your performance relative to the specified objectives referred to in paragraph 8 above as well as other relevant factors and, at its sole discretion, may recommend to the Board an award to you of additional option grants. The targeted number of option shares to be covered by these anticipated further stock option grants shall be 200,000 options per year for the calendar years 2005 through 2008. Any additional option grants shall be awarded pursuant to the Plan and be subject to all terms and conditions of the Plan, including applicable vesting provisions, the Company’s form stock option agreement and stock option grant notice.

     10.     Other Benefits. While employed by the Company as provided herein:

          (a) Your Benefits. You shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by you from time to time at the Company’s discretion.

          (b) Expense Reimbursement. You shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by you in connection with the performance of your duties hereunder, according to the policies of the Company.

          (c) Personal Time Off. You shall be entitled to four weeks personal time off per year (including paid vacation and sick leave) subject to the terms of the Company’s applicable policy.

          (d) Directors and Officers Insurance. You shall be entitled to coverage and participation in the Company’s Directors and Officers Insurance policy.

     11.     Confidential Information, Rights and Duties.

          (a) Proprietary Information. You will be required as a condition of employment to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), in the form attached hereto as Exhibit A.

          (b) Exclusive Property. You agree that all Company-related business procured by you, and all Company-related business opportunities and plans made known to you while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

     12.     Termination. You and the Company each acknowledge that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or with out cause or advance notice pursuant to the following:

          (a) Termination by Death or Disability. Subject to applicable state or federal law, in the event you shall die during the period of your employment hereunder or become permanently disabled, as evidenced by notice to the Company and your inability to carry out your job responsibilities for a continuous period of more than three months, your employment and the Company’s obligation to make payments hereunder shall terminate on the date of your death, or the date upon which, in the sole determination of the Board of Directors, you have become permanently disabled, except the Company shall pay you (or your estate) any salary earned but unpaid prior to such termination, any benefits accrued prior to such termination, all accrued but unused personal time, and any business expenses referred to in paragraph 10(b) that were incurred but not reimbursed as of the date of such termination. Vesting of all shares subject to the options granted pursuant to Paragraph 6 (Stock Options) and Paragraph 9 (Potential Additional Stock Options) shall cease on the date of such termination.

          (b) Voluntary Resignation. In the event you voluntarily terminate your employment with the Company without Good Reason (as defined below), the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay you any salary earned but unpaid prior to such termination, any benefits accrued prior to such termination, all accrued but unused personal time, and any business expenses referred to in paragraph 10(b) that were incurred but not reimbursed as of the date of such termination. Vesting of all shares subject to the options granted pursuant to Paragraph 6 (Stock Options) and Paragraph 9 (Potential Additional Stock Options) shall cease on the date of such termination.

          (c) Termination for Cause. In the event you are terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by you of written notice of such termination, except the Company shall pay you any salary earned but unpaid prior to such termination, all accrued but unused personal time, and any business expenses referred to in paragraph 10(b) that were incurred but not reimbursed as of the date of such termination. Vesting of all shares subject to the options granted pursuant to Paragraph 6 (Stock Options) and Paragraph 9 (Potential Additional Stock Options) shall cease on the date of termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) indictment or conviction of any felony or any crime involving dishonesty or moral turpitude; (ii) dishonesty which is not the result of an inadvertent or innocent mistake by you with respect to the

Company; (iii) your continued willful violation of your obligations to the Company after there has been delivered to you a written demand for performance from the Board of Directors which describes the basis for the Board of Directors’ belief that you have not substantially satisfied your obligations to the Company; (iv) your continued violation or breach of any material written Company policy, agreement with the Company, or any statutory or fiduciary duty to the Company, after there has been delivered to you a written notification of such violation or breach; or (v) damaging or misappropriating or attempting to damage or misappropriate any property, including any confidential or proprietary information, of the Company.

          (d) Termination by the Company without Cause or by You with Good Reason. The Company will have the right to terminate your employment with the Company at any time without Cause. In the event you are terminated without Cause (as defined herein) or in the event that you resign with Good Reason (as defined in paragraph 13(b) below), and upon the execution of a release by you in the form attached hereto as Exhibit B (“Release”), and upon written acknowledgment of your continuing obligations under paragraph 14 hereof and the Proprietary Information Agreement, you shall be entitled to receive the following severance payments: (1) if you are terminated without Cause or you resign for Good Reason within the first twelve months of your full time employment with the Company (on or before February 1, 2005) you shall receive for each month of full time service rendered to the Company the equivalent of one month of your Base Salary as in effect immediately prior to the termination, to paid on the same basis and at the same time as previously paid; (2) or if you are terminated without Cause or you resign for Good Reason after the first anniversary of your full time employment with the Company (on or after February 2, 2005) you shall receive the equivalent of twelve (12) months of your Base Salary as in effect immediately prior to the termination date, paid on the same basis and at the same time as previously paid. In addition, the Company will continue vesting of the shares subject to the options granted pursuant to Paragraph 6 (Stock Options) and Paragraph 9 (Potential Additional Stock Options) so that you shall receive additional vesting equal to the number of months of severance under either (1) or (2) above (up to a maximum of the equivalent of an additional twelve (12) months of vesting). All other terms and conditions set forth in the Option(s) or the Plan shall remain in full force and effect. (The salary continuation and additional vesting are collectively referred to as “Severance Benefits”).

          (e) 280(G) Parachute Payments. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company pursuant to this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined below). For the avoidance of doubt, a Payment shall not be considered a parachute payment for purposes of this paragraph if such Payment is approved by the shareholders of the Company in accordance with the procedures set forth in Section 280G(b)(5)(A)(ii) and (B) of the Code and the regulations thereunder, and at the time of such shareholder approval, no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code) (“280G Shareholder Approval”). The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards or options; reduction of employee benefits. In the event that acceleration of vesting of stock award or options compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the your stock awards unless you elect in writing a different order for cancellation.

          The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Payment Event shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Payment Event, the Board shall have the discretion to appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

          The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding.

     13.     Change In Control.

          (a) Change in Control shall have the same definition as found in the Plan.

          (b) Good Reason shall mean that after notification of the Company by you of your intention to resign for Good Reason and a reasonable opportunity for the Company to cure any such alleged defect, the Company persists in any of the following: (i) a significant reduction in your duties, position, or responsibilities in effect immediately prior to such reduction, provided, however, that a reduction in duties, position or responsibilities solely by virtue of either: (x) the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation), or (y) the Company appointing a separate President that reports to you as Chief Executive Officer, shall not constitute “Good Reason;”(ii) the Company materially reduces your base salary relative to the salary in effect immediately prior to such reduction; (iii) there is a material reduction by the Company in the kind or level of benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) without your express written consent, your relocation to a facility or a location more than fifty (50) miles from your then current location; or (v) the Company is in material breach of this Agreement.

          (c) Change in Control Benefits. If within the twelve (12) months immediately following a Change in Control: (1) you are involuntarily terminated by the Company (or its successor entity) other than for Cause; or (2) you voluntarily terminate your employment with the Company (or its successor entity) for Good Reason (either constituting a “Change of Control Termination”), and in each case, upon the execution of a Release and written acknowledgment of your continuing obligations under paragraph 14 hereof and the Proprietary Information Agreement, you shall receive the equivalent of twelve (12) months of your Base Salary as in effect immediately prior to the Change of Control Termination, paid on the same basis and at the same time as previously paid. In addition, upon a Change of Control Termination, and provided you have executed a Release and written acknowledgement of your continuing obligations under paragraph 14 hereof and the Proprietary Information Agreement, you shall be entitled to additional vesting of the shares subject to the options granted pursuant to Paragraph 6 (Stock Options) and Paragraph 9 (Potential Additional Stock Options) as follows: (i) if the Change of Control occurs within the first eighteen (18) months of your Employment Start Date, the Company will continue vesting of the shares subject to the options granted pursuant to Paragraph 6 (Stock Options) and Paragraph 9 (Potential Additional Stock Options), so that you shall receive for each month of full time service rendered to the Company the equivalent of one additional month of vesting (up to a maximum of eighteen (18) additional months of vesting, inclusive of any cliff vesting that may result); or (ii) if the Change of Control occurs after the first eighteen (18) months of your Employment Start Date, all shares subject to the options granted pursuant to Paragraph 6 (Stock Options) and Paragraph 9 (Potential Additional Stock Options) will immediately vest in full. Finally, upon a Change of Control Termination, you shall be entitled to exercise all vested options for a period of one year following the effective date of such Change of Control Termination. All other terms and conditions set forth in the options or the Plan shall remain in full force and effect.

     14.     Noncompetition and Nonsolicitation. You acknowledge that you will be a member of executive and management personnel at the Company. You further acknowledge that during your employment at the Company, you will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets belonging to the Company, the disclosure of which information and secrets would greatly harm the Company.

          (a) Definitions.

               (i) Conflicting Product or Service. As used in this Agreement a “Conflicting Product or Service” means any business in which the Company is actively engaged on the date of termination or any business in which during the twelve (12) months immediately preceding the date of termination the Company actively contemplated engaging (as evidenced by inclusion in a written business plan or proposal).

          (ii) Conflicting Organization. As used in this Agreement, a “Conflicting Organization” means any person or organization that is engaged in or is about to become engaged in the design, research, development, production, marketing, distribution, leasing, licensing, selling, or servicing of a Conflicting Product or Service.

          (b) Covenant Not to Compete. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, you agree to the following as part of this Agreement: During your employment with the Company and for a period of twelve (12) months following the separation of your employment with the Company, for any reason, you agree that you shall not, individually or together with others, directly or indirectly, whether as an owner, consultant, partner, joint venturer, stockholder, broker, agent, financial agent, principal, trustee, licensor or in any other capacity whatsoever: (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise which is a Conflicting Organization; or (ii) sell or assist in the design, development, manufacture, licensing, sale, marketing or support of any Conflicting Product or Service, or engage in any other manner, in any Conflicting Organization. Notwithstanding the foregoing, the parties agree that your acceptance of employment with an organization that derives not more than 5% of its revenue from a Conflicting Product or Service shall not be considered a violation of this paragraph provided that you are not employed in an executive capacity within the business unit, division, group or otherwise that has responsibility over the development, production, marketing or sale of such Conflicting Product or Service. (By way of example only, you may accept employment with Microsoft so long as in your position you would not have any executive responsibility for the development, production, marketing or sale of any conferencing products such as the former Placeware products and services). The parties also agree that owning less than 1% of the outstanding voting stock of a publicly traded company shall not constitute a violation of this paragraph. You further agree and acknowledge that because of the nature and type of business that the Company engages in, the geographic scope of the covenant not to compete shall include all counties, cities, and states of the United States and any other Country, territory or region in which the Company conducts business or in which the Company actively contemplated conducting business in (as evidenced by inclusion in a written business plan or proposal) at the time of termination and that such a geographic scope is reasonable. Nothing in this paragraph should be construed to narrow the obligations of you imposed by any other provision herein, any other agreement, law or other source.

          (c) Nonsolicitation Covenant. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, the parties agree to the following as part of this Agreement: you acknowledge and agree that information regarding employees of the Company is Confidential Information, including without limitation, the names of the Company Employees; information regarding the skills and knowledge of Employees of the Company; information regarding any past, present, or intended compensation, benefits, policies and incentives for Employees of the Company; and information regarding the management and reporting structure of the Company. During the period of your employment by the Company and for a period of twelve (12) months following the separation, resignation, or termination of your employment with the Company for any reason, you agree that you will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a five (5) percent interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) hire, solicit, or induce any employee of the Company to leave the Company. You further agree that during the period you are employed by the Company and for a period of twelve (12) months following the separation, resignation, or termination of your employment with the Company for any reason, you will not, either directly or indirectly, solicit or attempt to solicit any customer, partner, reseller, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company. The geographic scope of the covenants in this paragraph 14 shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which the Company does business or in which the Company actively contemplated conducting business in (as evidenced by inclusion in a written business plan or proposal) at the time of termination. Nothing in this paragraph 14 should be construed to narrow the obligations of you imposed by any other provision herein, any other agreement, law or other source.

          (d) Reasonable. You agree and acknowledge that the time limitation and the geographic scope on the restrictions in this paragraph and its subparts are reasonable. You also acknowledge and agree that the limitation in this paragraph and its subparts is reasonably necessary for the protection of the Company, that through this Agreement you shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which was imparted to you. In the event that any term, word, clause, phrase, provision, restriction, or section of this paragraph of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to the extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the parties intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

          (e) Legal and Equitable Remedies. In view of the nature of the rights in goodwill, your relations, trade secrets, and business reputation and prospects of the Company to be protected under this paragraph, you understand and agree that the Company could not be reasonably or adequately compensated in damages in an action at law for your breach of your obligations (whether individually or together) hereunder. Accordingly, you specifically agree that the Company may be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Agreement and that such relief may be granted without bond. You acknowledge and agree that the provisions in this paragraph and its subparts are essential and material to this Agreement, and that upon breach of this paragraph by you, the Company is entitled to withhold providing payments or consideration, to equitable relief, to prevent continued breach, to recover damages and to seek any other remedies available to the Company. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

     15 Miscellaneous.

          (a) Taxes. You agree to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement. You agree to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. You expressly acknowledge that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to you pursuant to this Agreement.

          (b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect your or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

          (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by you.

          (d) Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at your or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. You promptly shall notify Company of any change in your address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

          (e) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado. The parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado court’s exercise of personal jurisdiction.

          (f) Entire Agreement. This Agreement together with the Exhibits A and B attached hereto (as well as any stock option agreements related to your options) sets forth the entire agreement and understanding of the parties hereto with regard to your employment by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     (g)  Agents. You and the Company represent and warrant to each other that neither has incurred any liability for any employment agency or finders fees or commissions, or the like, in connection with the employment contemplated herein. You hereby agree to indemnify and hold the Company harmless from and against and in respect of any claim for employment agency or finders fees or commissions or the like relating to the employment contemplated by this Agreement except for any finders fees or commissions or the like due by the Company to Spencer Stuart who was retained by the Company to assist in the Chief Executive Officer search.

          (h) Representation and Warranty of the Company. The Company represents and warrants that it has made no misrepresentation or untrue statement of a material fact to you about the Company and has not omitted to disclose any material fact to you, the omission of which would render misleading any statements made to you about the Company.

If you wish to accept this offer of employment, please sign and date this letter and return it to me along with the release of current employment contract described above.

Sincerely,

Raindance Communications, Inc.

By:
Title:

I have read, understand and agree to the foregoing terms.

Don Detampel	Date